Exhibit 4.1
Execution Copy
SUPPLEMENTAL INDENTURE
          This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated effective as of August 11, 2010, among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”). Spirit Defense, Inc., a Delaware corporation and a Subsidiary (the “New Guarantor”), the Guarantors party to the Indenture referred to below (“Existing Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H :
          WHEREAS, the Company and the Existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of September 30, 2009, providing for the issuance of the Company’s Notes (as such term is defined in the Indenture);
          WHEREAS, Section 10.9 of the Indenture provides that each Person (as such term is defined in the Indenture) that is required to become a Guarantor (as such term is defined in the Indenture) after the Issue Date (as such term is defined in the Indenture) shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor; and
          WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture to add the New Guarantor as a Guarantor;
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Supplemental Indenture mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:
          1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all other Existing Guarantors, to guarantee the Notes and obligations of the Company under the Indenture and the Notes on the terms, and subject to the conditions, set forth in Article X of the Indenture and to be bound by all other provisions of the Indenture applicable to a Guarantor. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
          3. Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

          4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
          5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by telecopy or other electronic transmission shall be effective as delivery of an original manually executed counterpart of this Supplemental Indenture.
          6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
[Remainder of Page Intentionally Left Blank; Signatures Commence in Next Page]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

The Bank of New York Mellon Trust Company, N.A., as Trustee
By:	/s/ Sharon McGrath
	Name:	Sharon McGrath
	Title:	Vice President

Spirit Defense, Inc.
By:	/s/ Douglas Scott
Douglas Scott, President

Spirit AeroSystems, Inc.
By:	/s/ Andrew Shact
Andrew Shact, Vice President, Tax

Spirit AeroSystems Holdings, Inc.
By:	/s/ Andrew Shact
Andrew Shact, Vice President, Tax

Spirit AeroSystems Finance, Inc.
By:	/s/ Michelle A. Russell
Michelle A. Russell, Vice President & Secretary

Spirit AeroSystems International Holdings, Inc.
By:	/s/ Andrew Shact
Andrew Shact, President

Spirit AeroSystems Investco, LLC
By:	/s/ Andrew Shact
Andrew Shact, Managing Director

Spirit AeroSystems North Carolina, Inc.
By:	/s/ Andrew Shact
Andrew Shact, President

Spirit AeroSystems Operations International, Inc.
By:	/s/ Andrew Shact
Andrew Shact, President